UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2006

KINDRED HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14057	61-1323993
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

680 South Fourth Street

Louisville, Kentucky

(Address of principal executive offices)

40202-2412

(Zip Code)

Registrant’s telephone number, including area code: (502) 596-7300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 22, 2006, Kindred Healthcare, Inc. (the “Company”) entered in an Employment Agreement with Edward L. Kuntz, in his continuing capacity as Executive Chairman of the Board of Directors of the Company (the “Executive Chairman”) effective as of February 22, 2006 (the “Employment Agreement”) and a Change-in-Control Severance Agreement with Mr. Kuntz, also effective as of such date (the “Severance Agreement”). The Employment Agreement and the Severance Agreement supersede the previous Employment and Change-In-Control Severance Agreements between the Company and Mr. Kuntz.

As Executive Chairman, Mr. Kuntz will continue to perform the following duties: (i) coordinate all matters and committee activities of the Board of Directors of the Company (the “Board”) and act as the principal liaison between the Board and senior management; (ii) retain responsibility for public lobbying and relationships with various healthcare related organizations; (iii) advise the chief executive officer and senior management on strategic initiatives including financing, acquisition and development activities; (iv) advise the chief executive officer and senior management concerning all compliance and regulatory matters including the Corporate Integrity Agreement; and (v) such other similar matters as reasonably requested by the Board.

During his term as Executive Chairman, Mr. Kuntz is entitled to a base salary of $636,520 and to participate in certain employee benefit plans of the Company. Mr. Kuntz may receive increases in his base salary as approved by the Executive Compensation Committee. In addition, Mr. Kuntz is eligible to receive additional compensation that the Executive Compensation Committee of the Board may approve but he will not participate in the Company’s short-term and long-term incentive plans. Mr. Kuntz will continue to vest in his existing stock options, restricted stock and accrued long-term incentive benefits. The agreement has a one-year term commencing on February 22, 2006.

Under certain circumstances, the Employment Agreement also provides for severance payments if Mr. Kuntz’s employment as Executive Chairman is terminated. If employment is terminated by reason of death, disability or for cause (as defined in the Employment Agreement), no additional payments are made under the Employment Agreement. If Mr. Kuntz’s employment is terminated other than for cause (as defined in the Employment Agreement), certain levels of severance payments are provided under the Employment Agreement.

Upon termination other than for cause during his term as Executive Chairman, the Employment Agreement provides for a cash payment equal to three times his base salary in the year of termination. In addition, Mr. Kuntz would be entitled to coverage under certain of the Company’s employee benefit plans for three years, three years of additional vesting of restricted stock awards and stock options, and an additional three years in which to exercise the options. The Employment Agreement also requires the Company to provide substantially similar office space and the services of an administrative assistant for three years.

The Severance Agreement provides for the payment of severance benefits under certain circumstances. These benefits become payable at any time within two years after a change in control of the Company if: (a) the Company terminates Mr. Kuntz’s employment without cause or (b) Mr. Kuntz terminates employment with the Company for good reason (as defined in the Severance Agreement) or within either of two 30-day periods commencing 30 days after the change in control and one year after the change in control, respectively. The benefits to be afforded Mr. Kuntz include: (a) a cash payment equal to three times base salary as of the termination of employment or the change in control date, whichever results in the greater payment; (b) continuation of health, life and disability insurance coverage for three years; (c) full vesting under the Company’s retirement savings plan; and (d) an additional payment for any excise taxes Mr. Kuntz may incur as a result of the change in control payments.

Copies of the Employment Agreement and Severance Agreement are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively.

2

Item 9.01.

(c)	Exhibits

Exhibit 10.1	Employment Agreement dated as of February 22, 2006 by and between Kindred Healthcare, Inc. and Edward L. Kuntz.

Exhibit 10.2	Change-in-Control Severance Agreement dated as of February 22, 2006 by and between Kindred Healthcare Operating, Inc. and Edward L. Kuntz.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: February 24, 2006	By:	/s/ Richard A. Lechleiter
Richard A. Lechleiter Executive Vice President and Chief Financial Officer